Exhibit 99.1

GlobalSCAPE, Inc. Reports Fiscal Fourth Quarter and Year End 2018 Financial Results

SAN ANTONIO — February 28, 2019 — GlobalSCAPE, Inc. (NYSE American: GSB), a worldwide leader in the secure movement and integration of data, today announced financial results for its fiscal fourth quarter and year ended December 31, 2018.

Fourth Quarter 2018 Results (in thousands, except per share amounts)

•	Revenue was $9,269 compared to $8,769 for the fourth quarter of 2017
•	GAAP net income was $2,998 compared to a net loss of $194 for the fourth quarter of 2017
•	Adjusted EBITDA was $4,645 compared to $1,461 for the fourth quarter of 2017
•	*GAAP fully diluted earnings per share was $.17 compared to a net loss of $.01 for the fourth quarter of 2017

Year Ended December 31, 2018 Results (in thousands, except per share amounts)

•	Revenue was $34,416 compared to $33,891 for the year ended December 31, 2017
•	GAAP net income was $3,654 compared to $1,371 for the year ended December 31, 2017
•	Adjusted EBITDA was $8,237 compared to $6,332 for the year ended December 31, 2017
•	*GAAP fully diluted earnings per share was $.17 compared to $.06 for the year ended December 31, 2017

“We are delighted with our fourth quarter financial performance,” said Matt Goulet, President and CEO at GlobalSCAPE. “The momentum in our business is the result of decisive action taken in 2018 to increase revenue, reduce operating expenses, and deliver greater profitability. When comparing the fourth quarter of 2018 to the same period in 2017, revenue increased 6%, operating expenses declined 43%, and a $194,000 net loss improved to $3.0 million in net income. Legal expenses declined to $388,000 in the fourth quarter of 2018 compared to $1.4 million in the fourth quarter of 2017, primarily due to a decrease in expenses related to the previously disclosed legal matters. In the first full quarter after our August 2018 restructuring, our streamlined operating teams were successful in driving $4.6 million in adjusted EBITDA.”

“Year over year results demonstrate our commitment to delivering improved shareholder value, with revenue up 2%, operating expenses down 7%, and net income up 167%,” Goulet continued. “Adjusted EBITDA for 2018 improved to $8.2 million as compared to $6.3 million in 2017. Our capital allocation strategy benefited our per share profitability, as 896,348 shares were repurchased in the fourth quarter of 2018. When combined with the shares purchased in the modified Dutch tender, we have repurchased 4,907,361 shares in 2018, reducing outstanding shares by approximately 22.4%. At December 31, 2018, there were 17,130,918 shares of common stock outstanding. Our balance sheet is strong, with $9.2 million in cash and cash equivalents and no debt. Looking ahead to 2019, we will continue to monitor capital markets for opportunities to repurchase shares and consider other actions designed to enhance shareholder value. We appreciate the steadfast efforts of our dedicated workforce and thank our customers for their continued loyalty.”

About GlobalSCAPE

GlobalSCAPE, Inc. (NYSE American: GSB) is a pioneer in securing and automating the movement and integration of data seamlessly in, around and outside your business, between applications, people and places, in and out of the cloud. GlobalSCAPE provides cloud services that automate your work, secure your data, and integrate your applications – while giving visibility to those who need it. GlobalSCAPE makes business flow brilliantly. Visit www.globalscape.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” “believe,” “expect,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause the actual results of the operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the overall level of consumer spending on our products; general economic conditions and other factors affecting consumer confidence; disruption and volatility in the global capital and credit markets; the Company’s ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, our information systems; legal, regulatory, political and economic risks in international markets; the results of our reduction in force; the discovery of additional information relevant to the internal investigation; the possibility that additional errors relevant to the recently completed restatement may be identified; pending litigation and other proceedings and the possibility of further legal proceedings adverse to the Company resulting from the restatement or related matters; the costs associated with the restatement and the investigation, pending litigation and other proceedings and possible future legal proceedings; and our decreased “public float” (the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets) as a result of share repurchases. More information on potential risks and other factors that could affect the Company’s financial results is included from time to time in the Company’s public reports filed with the SEC, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release and speak only as of the date hereof.

Use of Non-GAAP Measures

The Company uses Adjusted EBITDA (Earnings Before Interest, Taxes, Total Other Income/Expense, Depreciation, Amortization, and Share-Based Compensation Expense) to provide a view of income and expenses that is supplemental and secondary to the primary assessment of net income as presented in the consolidated statement of operations and comprehensive income.

Prior to 2018, we did not add back the amortization of capitalized software development costs in our Adjusted EBITDA computation. In 2018, after researching the methods used by other software companies, we changed our method of computing Adjusted EBITDA to include the amortization of capitalized software development cost in order to enhance the comparability of the computation to that of our peers. A reconciliation of Adjusted EBITDA previously reported to the current presentation is provided at the end of this release.

Adjusted EBITDA is not a measure of financial performance under GAAP. It should not be considered as a substitute for net income presented on our condensed consolidated statement of operations and comprehensive income. Adjusted EBITDA has limitations as an analytical tool and when assessing our operating performance. Adjusted EBITDA should not be considered in isolation or without a simultaneous reading and consideration of our financial statements prepared in accordance with GAAP. A reconciliation of net income (loss) to Adjusted EBITDA is provided at the end of this release.

*Quarterly earnings per share may not total to yearly earnings per share due to the weighted average number of shares outstanding each quarter.

GlobalSCAPE Investor Relations Contact:
ir@GlobalSCAPE.com

GlobalSCAPE Public Relations Contact:
Zintel Public Relations
Matthew Zintel
matthew.zintel@zintelpr.com